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                                                                     Exhibit 3.1


                              ARTICLES OF AMENDMENT
                                       OF
                            PREFERRED NETWORKS, INC.

                                       I.

         The name of the corporation, which was organized under the Georgia Business Corporation Code, is "Preferred Networks, Inc."

                                       II.

         The amendment adopted is to amend Article III of the Articles of Incorporation of the Corporation to create a new class of Preferred Stock of the Corporation, designated as Class A Redeemable Preferred Stock, by adding the following to the existing Article III:

                  The Board of Directors of the Corporation hereby authorizes the issuance of 13,500,000 shares of Preferred Stock, designated Class A Redeemable Preferred Stock (the "Class A Preferred Stock") which shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

                  1. DIVIDENDS. The holders of the Class A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends of the rate per annum of fifteen cents ($.15) per share (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, beginning on the date of issuance of the Class A Preferred Stock whether or not declared, and shall be cumulative. The Corporation may, at the election of the Directors, declare and pay such Accruing Dividends at any time, but shall not be obligated to declare or pay Accruing Dividends except as set forth in Section 2 and 4 herein.

                  2. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to shareholders shall be paid out, prior to and in preference over any payment in respect of the shares of Common Stock then outstanding, as follows: (i) the holders of Class A Preferred Stock shall be entitled to be paid one dollar and fifty cents ($1.50) per share plus all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends, if any, declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to all shares of Class A Preferred Stock being sometimes referred to as the "Liquidation Preference Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Class A Preferred Stock shall be insufficient to permit payment in full to the holders of Class A Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Class A Preferred Stock. Upon


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         any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Class A Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where the Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Class A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.

                  3. VOTING. 3.1 Voting. Each holder of outstanding shares of Class A Preferred Stock shall be entitled to one vote with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration and shall be entitled to notice of any shareholder meetings in accordance with the Corporation's bylaws. Except as provided by law, by the provisions of Subsections 3.2 and 3.3 below or by the provisions establishing any other series of Preferred Stock, holders of Class A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  3.2 Directors. The holders of the Class A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

                  3.3 Restrictive Provisions. Except as expressly provided herein or as required by law, so long as any shares of Class A Preferred Stock remain outstanding, the Corporation shall not without the vote of or written consent by the holders of at least two thirds of the then outstanding shares of Class A Preferred Stock voting as a class:

                         (a) take any action that amends, alters or repeals the preferences, special rights or other powers of the Class A Preferred Stock, so as to affect adversely the Class A Preferred Stock (including, without limiting the generality of the foregoing, the authorization, creation or issuance of any shares of capital stock or other securities (other than Common Stock) with preference or priority equal or superior to the Class A Preferred Stock or on a parity with the Class A Preferred Stock in any regard, including, without limitation, redemption rights and the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation) or increases the authorized number of shares of Class A Preferred Stock;


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                         (b)  redeem, purchase or otherwise acquire for
         consideration any shares of its capital stock (or rights, options or warrants to purchase such shares), other than the Securities as defined in the Class A Redeemable Preferred Stock Purchase Agreement dated as of May 21, 1997 entered into between the Company and the Investors set forth therein.

                         (c) approve any material change in the line of business of the Corporation or any Subsidiary;

                         (d)  enter into any merger, consolidation or
         amalgamation, or any recapitalization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its business, assets or property;

                         (e) amend its Articles of Incorporation or Bylaws, if such amendment would change any material rights, preferences, privileges or limitations provided to the holders of Class A Preferred Stock therein or the size of the Board of Directors or the procedures for meetings of the Board of Directors and shareholders, including without limitation, notice and quorum requirements;

                         (f) enter into any acquisition or series of related acquisitions involving an aggregate transaction value equal to or greater than $5,000,000; or

                         (g) increase its indebtedness for borrowed money in one or more transactions, whether or not related, in an aggregate amount of $5,000,000 in excess of the amount of the Corporation's existing indebtedness and availability under existing credit facilities immediately preceding the date of initial issuance of the Class A Preferred Stock (for the purposes of determining such indebtedness of the Corporation, there shall not be counted the Term Notes in the aggregate principal amount equal to $10,000,000 issued by the Corporation to the Investors in April and May 1997).

                  4.     REDEMPTION.   4.1  Voluntary Redemption. All but not
         less than all of the Class A Preferred Stock may be redeemed at any time at the option of the Corporation at a price equal to the original purchase price plus all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends, if any, declared but unpaid thereon.

                  4.2 Mandatory Redemption. On June 17, 2002 (the "Redemption Date") each holder of Class A Preferred Stock shall be entitled to require the Corporation to redeem all outstanding shares of Class A Preferred Stock held by such holder at a price equal to the original purchase price plus all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends, if any, declared but unpaid thereon (the "Redemption Price").

                  4.3 Redemption Mechanics. At least 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation to each holder of Class A Preferred Stock by delivery in person of the Redemption Date. At any time on or prior to 5 days before the Redemption Date, written notice shall be given to the Corporation


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         by each holder of Class A Preferred Stock who desires to require the
         Corporation to redeem shares of Class A Preferred Stock notifying the Corporation of such redemption and specifying the number of shares of Class A Preferred Stock to be redeemed from such holder. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of Class A Preferred Stock electing to require the Corporation to redeem the Class A Preferred Stock held by each of them (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of the Class A Preferred Stock on the Redemption Date are insufficient to redeem the total number of Class A Preferred Stock electing to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The Class A Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such Class A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. No other capital stock of any class or series shall be redeemed on or after the Redemption Date until all shares of Class A Preferred Stock required to be redeemed as of such date have been redeemed.

                  4.4 Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Class A Preferred Stock redeemed pursuant to this Section 4 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of shares of authorized Class A Preferred Stock.

                  4.5 Failure to Redeem. If the Corporation fails, for any reason or for no reason, to redeem on the Redemption Date any of the then outstanding Class A Preferred Stock elected by the holders thereof to be redeemed in accordance with the terms and conditions of this
         Section 4, interest at a rate of 12% per annum shall accrue on the Redemption Price and shall be due and payable on the first day of each month until such redemption has been made in full; provided, that if such redemption has not been made in full on or before the first anniversary of the Redemption Date, then upon the written request of the holders of two-thirds of the then outstanding Class A Preferred Stock the Corporation shall take all actions necessary to submit a proposal to sell capital stock or assets of the Corporation sufficient to enable the Corporation to pay the Redemption Price in full for stockholder approval including, without limitation, the engagement of an investment banking firm reasonably acceptable to the holders of two-thirds of the then outstanding Class A Preferred Stock.



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                  4.6    Failure to Surrender. Should any holder of Class A
         Preferred Stock redeemed pursuant to this Section 4 fail to surrender the certificate or certificates representing the shares to be redeemed, the Corporation may transfer the money distributable upon the redemption to a trustee for such holder in accordance with and with the effect set forth in Section 14-2-641(b) of the Georgia Business Corporation Code, or any successor provision.

                                      III.

         The date of the adoption of the amendment was June 13, 1997.

                                       IV.

         The amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of O.C.G.A. ss. 14-2-602.

         DULY EXECUTED and delivered by the undersigned on June 16, 1997.

                                              PREFERRED NETWORKS, INC.



                                              By:/s/ Mark B. Jones
                                                 ----------------------
                                                 Mark B. Jones
                                                 Vice President



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                            ARTICLES OF INCORPORATION

                                       OF

                                PNI MERGER CORP.



                                   ARTICLE I.

         The name of the Corporation is:

                                PNI Merger Corp.

                                   ARTICLE II.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code (the "GBCC").

                                  ARTICLE III.

         The total number of shares of stock which the Corporation is authorized to issue is One Hundred Thirty Million (130,000,000) shares, of which One Hundred Million (100,000,000) shares are Common Stock (the "Common Stock") and Thirty Million (30,000,000) shares are Preferred Stock (the "Preferred Stock"), all of which shares are without par value. The designations, preferences, limitations and relative rights of or on the Common Stock and the Preferred Stock are as set forth below and are otherwise subject to applicable law. The Common Stock (a) shall be one and the same class, (b) subject to the rights of the holders of Preferred Stock, if any, shall have full and unlimited voting rights (with each share having one vote on each matter submitted to shareholders for vote), and (c) subject to the rights of the holders of Preferred Stock, if any, shall have equal rights of participation in dividends and distributions and shall be entitled to receive the net assets of the Corporation ratably upon dissolution. The Board of Directors is authorized, by causing appropriate articles of amendment to be filed pursuant to the applicable law of the State of Georgia, to divide the Preferred Stock into series and to determine the preferences, limitations and relative rights thereof, including but not limited to dividend rights, dividend rates, conversion rights, voting rights (including, without limitation, the election of a specified number of directors by the holders of one or more such series), redemption rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued).


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                                   ARTICLE IV.

         The street address of the initial registered office of the corporation is 850 Center Way, Norcross, Gwinnett County, Georgia 30071, and the initial registered agent of the corporation at such address is Mark B. Jones.

                                   ARTICLE V.

         The name and address of the incorporator are:

                           Robert J. Pile
                           Sutherland, Asbill & Brennan, L.L.P.
                           999 Peachtree Street, N.E., Suite 2100
                           Atlanta, Georgia 30309-3996



                                   ARTICLE VI.



         The mailing address of the Corporation's initial principal office will be:

                           850 Center Way
                           Norcross, Georgia 30071



                                  ARTICLE VII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VIII.



         A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in section 14-2- 832 of the GBCC, or (d) for any transaction from which the director received an improper personal benefit. If the GBCC is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended. Any repeal or modification of this Article VIII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



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                                   ARTICLE IX.

         The Board of Directors shall consist of such number of directors as fixed or changed from time to time by the Board of Directors and shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the 1998 annual meeting of shareholders; each initial director in Class II shall hold office until the 1999 annual meeting of shareholders; and each initial director in Class III shall hold office until the 2000 annual meeting of shareholders. Each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors; provided, however, that the total number of directors at any time shall not be less than three unless these Articles of Incorporation are amended to delete the classification of the Board of Directors. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, and any directors chosen by reason of an increase in the number of directors shall hold office until the next election of directors by the shareholders and until their successors shall be elected and qualified. Subject to the foregoing and the GBCC, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

                                   ARTICLE X.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article X shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.



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                                   ARTICLE XI.

         The shareholders of the Corporation shall have the right to take action in lieu of a meeting only by one or more consents in writing signed by all of the shareholders entitled to vote on such action.

                                  ARTICLE XII.

         Any shares of the Corporation reacquired by the Corporation shall become treasury shares.

                                  ARTICLE XIII.

         (a) No shares of stock of the Corporation of any class or series outstanding at any time shall be owned of record or beneficially by a person (as defined in paragraph (d) hereof) whose ownership thereof would constitute a violation of Section 310(a) or 310(b) of the Communications Act of 1934, as amended, or any similar or successor federal statutes.

         (b) No equity or debt securities of the Corporation, including options or warrants, shall at any time be held or owned of record or beneficially at any time by any person (as defined in paragraph (d) hereof) if such holding or ownership in the opinion of general or special legal counsel to the Corporation would more likely than not constitute a violation of, or breach a condition of, an authority, license, franchise, permit, or similar item, granted by the Federal Communications Commission, or any state or other public utility commission, public service commission or similar body, issued to the Corporation (or any entity in which the Corporation directly or indirectly beneficially owns an equity interest), the violation or breach of which it is determined, upon the vote of a majority of directors then in office, would be material to the Corporation, its assets or business. Provided, however, that at any time upon the vote of a majority of directors then in office, the Corporation may waive or modify the application of this paragraph (b), but not paragraph (a). Before any redemption or repurchase under paragraph (c) the Corporation shall give notice of intent to redeem or repurchase to the holder of record and such person shall have the lesser of: (i) one hundred (100) calendar days from the date such notice is given, and (ii) the maximum time period permitted in the opinion of counsel to the Corporation, to cure the facts or circumstances concerning the holder or owner, of record or beneficially, which constitutes a violation or breach, or to sell or transfer the securities so as to cure the violation or breach.

         (c) The Corporation may, in its sole discretion, redeem or repurchase any outstanding shares of stock of any class or series, or any other securities (including options or warrants), which are owned in violation of paragraphs (a) or (b) hereof. Shares or other securities redeemed or repurchased by the Corporation under this paragraph (c) may be redeemed or repurchased for cash, property or rights, at the lesser of (i) the fair market value at the time of the redemption or repurchase or (ii) provided the holder or owner purchased such shares or securities within a year prior to the redemption or repurchase, the holder's or owner's purchase price (plus


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accrued dividends and distributions to the extent constituting income earned by the Corporation since the purchase date, and interest in the case of a debt instrument). The Board of Directors shall have the sole discretion to determine whether shares or other securities are owned or held in violation of paragraphs
(a) or (b) hereof, the fair market value of any shares or other securities to be redeemed or repurchased, the value of any non-cash consideration to be provided for such shares or other securities in any such redemption or repurchase, whether cash, property or other rights or any combination of same, are given in consideration for such redemption or repurchase and the procedures for redemption or repurchase. The Corporation may redeem or repurchase such shares or other securities pro-rata as to all persons whose shares or other securities are redeemable or repurchasable pursuant to this Article XIII, or in any other manner, and may contractually or otherwise, including by provisions in these Articles of Incorporation, agree to redeem shares or securities in a particular manner or order. Notice of intent to redeem or repurchase, or redemption or repurchase, may be given by the same manner of transmission and address as notice of shareholders' meetings may be given and in such case shall be effective at the same time as notice of such a meeting would be effective.

         (d) For purposes of this Article XIII, "person" shall mean an individual, a partnership, a limited partnership, a corporation, a trust, a business trust, a joint venture, an unincorporated organization, a limited liability company, a limited liability partnership, a government or any department or agency thereof, an alien, a foreign government, any other legal entity, and a representative of any such person.

                                  ARTICLE XIV.

   The undersigned incorporator does hereby undertake to publish a notice of the filing with the Secretary of State of the State of Georgia of these Articles of Incorporation as required by O.C.G.A. ss. 14-2-201.1(b).

         DULY EXECUTED and delivered by the undersigned incorporator on May 12, 1997.



                                                /s/ Robert J. Pile
                                                -------------------------------
                                                Robert J. Pile, as Incorporator



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